Exhibit 10.1

CHANGE IN CONTROL SEVERANCE PAY PLAN

Monotype Imaging Holdings Inc. (the “Company”) sets forth herein the terms of its Change in Control Severance Pay Plan (the “Plan”) as follows:

SECTION 1.	PURPOSE.

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company to encourage the continued dedication to the Company of certain of the Company’s and its Subsidiaries’ employees in the face of potentially distracting circumstances arising from the possibility of a change in control of the Company, and the Board has established the Plan for this purpose.

SECTION 2.	DEFINITIONS.

(a) “Accrued Obligations” means, with respect to an Eligible Employee, the sum of (i) the Eligible Employee’s Annual Base Salary through the Date of Termination to the extent earned and not theretofore paid, (ii) any accrued vacation pay to the extent earned and payable in connection with the termination of employment pursuant to the Company’s policy and (iii) to the extent not already paid, any bonus earned for the year immediately preceding the year in which such Eligible Employee’s Date of Termination occurs (the “Preceding Bonus Year”). For purposes of subsection (iii), the Eligible Employee’s target annual bonus for the Preceding Bonus Year (assuming full attainment of (x) companywide milestones at 100% achievement of target levels and (y) individual performance objectives) shall be deemed to be earned, unless the Eligible Employee is terminated for “Cause” or the Eligible Employee voluntarily terminates his or her employment with the Company without “Good Reason”.

(b) “Annual Base Salary” means, with respect to an Eligible Employee, the greater of (i) the annual base salary payable to the Eligible Employee by the Company and its Subsidiaries as of the Date of Termination, or (ii) the annual base salary payable to the Eligible Employee by the Company and its Subsidiaries as of the Change in Control Date.

(c) “Bonus Amount” means an Eligible Employee’s target annual bonus for the fiscal year in which the Change in Control occurs or in which the Eligible Employee’s Date of Termination occurs, whichever is greater, in either case assuming full attainment of companywide milestones at target levels; provided that, if a target annual bonus has not been established for the applicable fiscal year, then the annual bonus earned by the Eligible Employee for the preceding fiscal year shall be substituted in lieu thereof.

(d) “Cause” means and shall be limited to: the termination of an Eligible Employee’s employment with the Company or any Subsidiary as a result of (i) the commission of any act by such an Eligible Employee constituting financial dishonesty against the Company or any Subsidiary (which act would be chargeable as a crime under applicable law); (ii) such an Eligible Employee’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would: (A) materially adversely affect the business or the reputation of the Company or any Subsidiary with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom the Company or any Subsidiary does or might do business; or (B) expose the Company or any Subsidiary to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated failure by such an Eligible Employee to follow the directives of the Company’s chief executive officer or Board or (iv) any material misconduct, violation of the Company’s or any Subsidiary’s policies, or willful and deliberate non-performance of duty by the an Eligible Employee in connection with the business affairs of the Company or any Subsidiary.

(e) “Change in Control” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the outstanding shares of the Company’s capital stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity (or ultimate parent) immediately upon completion of such transaction, (iii) the sale of all of the Company’s outstanding capital stock to an unrelated person or entity, or (iv) any other transaction in which, the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity (or ultimate parent) immediately upon completion of the transaction.

(f) “Change in Control Date” means, with respect to a Change in Control, the date of consummation of the Change in Control relating to such Change in Control.

(g) “Change in Control Period” means the period commencing upon the Change in Control Date and ending one year thereafter.

(h) “Code” means the Internal Revenue Code of 1986 as amended from time to time, and any regulations promulgated thereunder.

(i) “Company” means Monotype Imaging Holdings Inc., a Delaware corporation, or, from and after a Change in Control of the Company, the successor to the Company in any such Change in Control.

(j) “Date of Termination” means, with respect to an Eligible Employee, the effective date of termination of the Eligible Employee’s employment with the Company and all of its Subsidiaries.

(k) “Disability” means that the Company has determined that the Eligible Employee is disabled within the meaning of Section 22(e)(3) of the Code.

(l) “Eligible Employee” means an United States employee of the Company or any of its Subsidiaries who has been designated by the Company’s Management Development and Compensation Committee as a participant under this Plan as of the time of a Change in Control and who is listed on Schedule A hereto (by title).

(m) “Good Reason” means, with respect to an Eligible Employee, during the Change in Control Period: (i) a substantial adverse change in the nature or scope of the Eligible Employee’s responsibilities, authorities, powers, functions or duties; (ii) a reduction in the Eligible Employee’s annual base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all management employees of the Company; or (iii) the relocation of the offices at which the Eligible Employee is principally employed to a location more than 75 miles from such offices; provided that in each case the Eligible Employee complies with the “Good Reason Process.”

(n) “Good Reason Process” means that (i) the Eligible Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Eligible Employee notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) the Eligible Employee cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy such condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Eligible Employee terminates his or her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(o) “Pro Rata Bonus” means a pro rata bonus for an Eligible Employee determined by multiplying such Eligible Employee’s Bonus Amount by a fraction, the numerator of which is the number of days from the beginning of such fiscal year to the Date of Termination, and the denominator of which is 365.

(p) “Severance Period” means the number of months set forth on Schedule A for which benefits are provided pursuant to Section 4(a)(ii).

(q) “Subsidiary” means any subsidiary of the Company or, from and after the Change in Control of the Company, any other subsidiaries of the successor to the Company.

Notwithstanding the foregoing, in the event an Eligible Employee is a party to an employment agreement with the Company or any of its Subsidiaries that contains a different definition of any of the defined terms in this Section 2, the definition set forth in such other agreement shall be applicable to such Eligible Employee for purposes of this Plan and not the definition included in this Section 2.

SECTION 3.	TERM.

This Plan shall be effective during the Change in Control Period; provided, however, that this initial term of the Plan shall be automatically extended, if necessary, so that this Plan remains in full force and effect until all payments required to be made hereunder have been made. References herein to the term of this Plan shall include the initial term and any additional period for which this Plan is extended or renewed.

SECTION 4.	SEVERANCE BENEFITS FOLLOWING A CHANGE IN CONTROL.

(a) Eligible Employees. If the Company terminates the employment of an Eligible Employee other than for Cause or by reason of death or Disability during the Change in Control Period or an Eligible Employee resigns for Good Reason during the Change in Control Period, the Company shall pay to such Eligible Employee the following amounts:

(i) the Accrued Obligations in a lump sum in cash no later than the Date of Termination; and

(ii) the severance benefits provided in Schedule A; provided however, that the Employee has executed a Waiver and Release substantially in the form set forth in Schedule B, and such Waiver and Release has become fully effective.

(b) The Company shall pay the severance benefits in a lump sum in cash within sixty (60) business days of the Date of Termination; provided further, that the Company shall provide the Employee with notice of employment termination and with a copy of the Waiver and Release sufficiently in advance of the Employee’s Date of Termination to satisfy the consideration period, as applicable, under the Waiver and Release. All severance benefits provided to an Eligible Employee pursuant to Section 4(a)(ii) shall be reduced and/or offset by any amounts or benefits paid to an Eligible Employee to satisfy the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law (whether as damages, as payment of salary or other wages during an applicable notice period or otherwise).

The mere occurrence of a Change in Control shall not, by itself, be treated as a termination of an Eligible Employee’s employment under this Plan, nor shall the mere transfer of an Eligible Employee’s employment between the Company and/or any of its Subsidiaries, by itself, be treated as a termination under this Plan.

(c) For the Severance Period after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, subject to the Eligible Employee’s election of COBRA continuation, the Company shall continue benefits to the Eligible Employee and/or the Eligible Employee’s family at least equal to those which would have been provided to him or them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its Subsidiaries for medical, vision, and dental benefits to the extent applicable generally to other peer employees of the Company and its Subsidiaries, as if the Eligible Employee’s employment had not been terminated and with the same level of monthly contribution by the Eligible Employee as applicable to other peer employees of the Company and its Subsidiaries; provided, however, that if the Eligible Employee becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall cease. The continuation coverage under this Section 4(c) shall count towards the obligation of the Company or a Subsidiary to provide COBRA continuation coverage.

(d) Cause; Death; Disability; Other Than for Good Reason. If an Eligible Employee’s employment is terminated for Cause or due to death or Disability during the Change in Control Period or the Eligible Employee voluntarily terminates his or her employment with the Company without Good Reason, the Eligible Employee shall be entitled to only his or her Accrued Obligations through the Date of Termination.

SECTION 5.	PARACHUTE PAYMENT.

In the event any payment to any Eligible Employee under this Plan, when combined with any other compensation payment that is contingent on the Change in Control of the Company, exceeds in the aggregate the amount that may be deducted by the Company by reason of the operation of Section 280G of the Code, the amount of any payment to such Eligible Employee under this Plan shall be reduced to the maximum amount which can be deducted by the Company.

SECTION 6.	CONFIDENTIALITY.

An Eligible Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Subsidiaries, and their respective businesses, which shall have been obtained by the Eligible Employee during the Eligible Employee’s employment by the Company or any of its Subsidiaries and which shall not be or become public knowledge (other than by acts by the Eligible Employee or representatives of the Eligible Employee in violation of this Plan). After the Eligible Employee’s Date of Termination, the Eligible Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

SECTION 7.	WITHHOLDING.

Notwithstanding anything in this Plan to the contrary, all payments required to be made by the Company hereunder to an Eligible Employee or his or her estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Company is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.

SECTION 8.	NO DUTY TO MITIGATE.

An Eligible Employee’s payments received hereunder shall be considered severance pay in consideration of past service and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment.

SECTION 9.	AMENDMENT, SUSPENSION OR TERMINATION.

This Plan may be amended, suspended or terminated at any time by the Board; provided, however, that, following the Change in Control Date and during the Change in Control Period, the Board may not amend, suspend or terminate this Plan in any manner that impairs the rights of participants without the consent of all Eligible Employees then subject to the Plan.

SECTION 10.	ADMINISTRATION

The Plan shall be administered by either the Board or the person(s) appointed by the Board from time to time to administer the Plan (in either case, the “Administrator”). The Administrator shall have the power and authority to interpret the terms and provisions of the Plan, to make all determinations it deems advisable for the administration of the Plan, to decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan. All decisions and interpretations of the Administrator shall be binding on all persons.

SECTION 11.	GOVERNING LAW.

This Plan shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of The Commonwealth of Massachusetts, excluding the choice of law rules thereof.

SECTION 12.	SEVERABILITY.

If any part of any provision of this Plan shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.

SECTION 13.	DISCLAIMER OF RIGHTS.

No provision in this Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Subsidiary, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.

SECTION 14.	CAPTIONS.

The use of captions in this Plan is for the convenience of reference only and shall not affect the meaning of any provision of this Plan.

SECTION 15.	NUMBER AND GENDER.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

SECTION 16.	SECTION 409A.

It is the intention of the parties that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Plan with the goal of giving the Eligible Employees the economic benefits described herein in a manner that does not result in such tax being imposed.

Adopted by the Board of Directors on October 23, 2013.

(Schedules omitted)